Exhibit 5.1

Simpson Thacher & Bartlett llp

2475 hanover street
palo alto, ca 94304

telephone: +1-650-251-5000
facsimile: +1-650-251-5002

Direct Dial Number	E-mail Address

April 20, 2020

Grocery Outlet Holding Corp.

5650 Hollis Street

Emeryville, CA 94608

Ladies and Gentlemen:

We have acted as counsel to Grocery Outlet Holding Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (1) the sale of up to 11,275,000 shares of common stock, par value $0.001 per share (“Common Stock”), by certain selling stockholders identified in the Registration Statement (together with any additional shares of Common Stock that may be sold by such selling stockholders pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act), the “Selling Stockholders Outstanding Shares”) and (2) the sale by certain selling stockholders identified in the Registration Statement of up to 225,000 shares of Common Stock to be issued by the Company to such selling stockholders upon the exercise of options issued and outstanding under the Globe Holding Corp. 2014 Stock Incentive Plan (the “Plan”) (together with any additional shares of Common Stock that may be issued by the Company pursuant to the exercise of options issued and outstanding under the Plan and sold by such selling stockholders pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act), the “Selling Stockholders Option Shares”).

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Grocery Outlet Holding Corp.	-2-	April 20, 2020

We have examined the Registration Statement and the Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”), incorporated by reference as Exhibit 3.1 to the Registration Statement and the Plan, incorporated by reference as Exhibit 10.9 to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) the Selling Stockholders Outstanding Shares have been validly issued, fully paid and nonassessable and (2) upon issuance and delivery in accordance with the terms of the Plan and the options issued pursuant thereto, the Selling Stockholders Option Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

Grocery Outlet Holding Corp.	-3-	April 20, 2020

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP